AMENDMENT NO. 9 TO FINANCING AGREEMENTS



                                        June 16, 1999



Emerson Radio Corp.
Majexco Imports, Inc.
9 Entin Road
Parsippany, New Jersey 07054

Gentlemen:

     Congress Financial Corporation ("Lender"), Emerson Radio Corp. ("Emerson") and Majexco Imports, Inc. ("Majexco", and together with Emerson, individually and collectively, the "Borrower") have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 31, 1994, by and between Lender and Borrower, as amended by Amendment No. 1 to Financing Agreements, dated August 24, 1995, Amendment No. 2 to Financing Agreements, dated February 13, 1996, Amendment No. 3 to Financing Agreements, dated August 20, 1996, Amendment No. 4 to Financing Agreements, dated November 14, 1996, Amendment No. 5 to Financing Agreements, dated February 18, 1997, Amendment No. 6 to Financing Agreements, dated August 14, 1997, Amendment No. 7 to Financing Agreements, dated as of March 31, 1998, and Amendment No. 8 to Financing Agreements, dated as of November 13, 1998, (as amended, the "Loan Agreement"), together with various other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not herein defined shall have the meanings given to them in the Loan Agreement.

     Borrower has requested that Lender agree to certain amendments to the Financing Agreements, and Lender is willing to agree to such amendments, subject to the terms and conditions set forth in this Amendment No. 9 to Financing
Agreements (the "Amendment").

     In consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

     1. ELIGIBLE ACCOUNTS. The last sentence of Section 1.17 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

          "Without limiting the generality of the foregoing, Accounts owed by Wal-Mart Stores, Inc. or its Affiliates, Fred Meyer, Inc. and Target, a division of Dayton Hudson Corporation, shall not be deemed Eligible Accounts."

     2.   LOANS ON NET AMOUNT OF ELIGIBLE ACCOUNTS.  Section 2.1
(a)(i)(A) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

              "(A) the lesser of:

              (1)     $1,500,000; or

              (2) seventy (70%) percent of the Net Amount of Eligible Accounts of Emerson; PLUS"

     3. CONDITIONS PRECEDENT. The effectiveness of the other terms and conditions contained herein shall be subject to:

         (a) the receipt by Lender of an original of this Amendment, duly authorized, executed and delivered by Borrower and consented and agreed to by the other Obligors; and

         (b) no Event of Default shall exist or have occurred, and no event or condition, which with the giving of notice or passage of time, or both, would constitute an Event of Default, shall exist or have occurred.

     4. FEE. In consideration of Lender entering into this Amendment, Borrower shall pay Lender an amendment fee in the amount of $5,000, payable simultaneously with the execution hereof, which fee is fully earned as of the date hereof.
Such fee may, at Lender's option, be charged directly to any of Borrower's loan accounts maintained by Lender under the Financing Agreements.

     5.  Miscellaneous.

           (a)  ENTIRE AGREEMENT; RATIFICATION AND CONFIRMATION OF THE
FINANCING
AGREEMENTS. This Amendment contains the entire agreement of the parties with repect to the subject matter hereof and supersedes all prior or contemporaneous term sheets, proposals, discussions, negotiations, correspondence, commitments and communications between or among the parties concerning the subject matter hereof. This
Amendment may not be modified or any provision waived, except in writing signed by the party against whom such modification or waiver is sought to be enforced. Except as specifically modified pursuant hereto, the Loan Agreement and the other Financing Agreements are hereby ratified, restated and confirmed by the parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment, the Loan Agreement and the other Financing Agreements, the terms of this Amendment shall control.

          (b) GOVERNING LAW. This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York.

          (c) BINDING EFFECT. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

          (d) COUNTERPARTS. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

     By the signatures hereto of each of their duly authorized officers, all of the parties hereto mutually covenant and agree as set forth herein.

                         Very truly yours,

                         CONGRESS FINANCIAL CORPORATION

                         By:  /s/  Thomas Grabosky

                         Title:  Assistant Vice President

AGREED AND ACCEPTED:

EMERSON RADIO CORP.

By:  /s/  John P. Walker

Title: EXE. CFO


MAJEXCO IMPORTS, INC.

By:  /s/  John P. Walker

Title:  S.V.P. Finance - Treasurer


[SIGNATURES CONTINED ON NEXT PAGE]


[SIGNATURES CONTINUED FROM THE PREVIOUS PAGE]


CONSENTED TO AND AGREED:

H.H. SCOTT, INC.
EMERSON COMPUTER CORP.

By: /s/  John P. Walker

Title:  S.V.P. Finance - Treasurer


EMERSON RADIO CANADA LTD.

By:  /s/  John P. Walker

Title: Treasurer


EMERSON RADIO & TECHNOLOGIES N.V.

By:  /s/  John P. Walker

Title:  S.V.P. Finance - Treasurer